Exhibit 99.1

National Vision Holdings, Inc. Reports Fourth Quarter and Fiscal 2021 Financial Results
Expands Share Repurchase Program by $100 Million

Quarterly highlights compared to fourth quarter 2019:

•Net revenue increased 18.9% to $477.9 million
•Comparable store sales growth of 13.8%; Adjusted Comparable Store Sales Growth of 11.5%
•Net income increased 58.6% to $6.2 million; Diluted EPS increased 56.2% to $0.07
•Adjusted Operating Income increased 1.7% to $16.8 million
•Adjusted Diluted EPS increased 35.4% to $0.13
•Announces plans to open at least 80 new stores in 2022

Quarterly highlights compared to fourth quarter 2020:

•Net revenue decreased 3.8% to $477.9 million
•Comparable store sales growth of 1.7%; Adjusted Comparable Store Sales Growth of 1.2%
•Net income decreased 82.3% to $6.2 million; Diluted EPS decreased 82.2% to $0.07
•Adjusted Operating Income decreased 73.3% to $16.8 million
•Adjusted Diluted EPS decreased 71.3% to $0.13

Duluth, Ga. -- February 28, 2022 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the fourth quarter and fiscal year ended January 1, 2022 and is providing its outlook for fiscal 2022.
Given the impact of the COVID-19 pandemic in 2020, consistent with our second and third quarter releases, this release includes a comparison of fiscal 2021 results to fiscal 2019 pre-COVID results, in addition to a comparison to fiscal 2020. For a complete discussion of fiscal 2021 results as compared to fiscal 2020, please see the Form 10-K filing for the year ended January 1, 2022 filed with the Securities and Exchange Commission.
“National Vision had another great year in 2021, delivering record annual sales and profitability. We capped it off with better-than-expected results in the fourth quarter, including positive comps driven once again by an increase in customer transactions,” stated Reade Fahs, chief executive officer.
“While our start to 2022 has been challenged by short-term macro headwinds related to the Omicron variant and severe weather impacting store operations and customer traffic, we remain excited about our ability to continue to grow market share. Our two growth brands – America’s Best and Eyeglass World – continue to perform well reflecting the on-going consistency of our business model. Given our white space opportunity, and the continued favorable market share shifts toward our value positioning, we have increased our planned new store openings to at least 80 stores this year, including a doubling of our annual Eyeglass World builds.”
Mr. Fahs concluded, “I have been so impressed with the resilience and dedication to patient and customer care demonstrated by the entire National Vision team, including the 2,000-plus optometrists practicing in or next to our stores, as we all navigate these unusual times. Going forward, while the macro environment remains dynamic, I remain confident in our ability to deliver the consistent sustainable growth we have experienced for the past few decades.”

Adjusted Comparable Store Sales Growth, Adjusted Operating Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Operating Margin, Adjusted EBITDA Margin, and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.

Fourth Quarter 2021 Summary compared to Fourth Quarter 2019
•Net revenue increased 18.9% to $477.9 million compared to the fourth quarter of 2019.
•Net revenue was positively impacted by 1.1% due to the timing of unearned revenue.
•Comparable store sales growth was 13.8% and Adjusted Comparable Store Sales Growth was 11.5%.
•During the fourth quarter of 2021, the Company opened 16 new stores and ended the quarter with 1,278 stores. Overall, store count grew 11.0% from December 28, 2019 to January 1, 2022.
•Costs applicable to revenue increased 16.1% to $217.7 million compared to the fourth quarter of 2019. As a percentage of net revenue, costs applicable to revenue decreased 110 basis points to 45.6% compared to the fourth quarter of 2019. This decrease as a percentage of net revenue was primarily driven by increased eyeglass mix and higher eyeglass margin.
•Selling, general and administrative expenses (“SG&A”) increased 26.2% to $224.8 million compared to the fourth quarter of 2019. As a percentage of net revenue, SG&A increased 270 basis points to 47.0% compared to the fourth quarter of 2019. This increase as a percentage of net revenue was primarily driven by higher advertising investment, and to a lesser extent, higher corporate overhead and payroll expense, partially offset by leverage of occupancy expense and lower performance-based incentive compensation.
•Net income increased 58.6% to $6.2 million compared to the fourth quarter of 2019.
•Diluted earnings per share increased 56.2% to $0.07 compared to the fourth quarter of 2019. Adjusted Diluted EPS increased 35.4% to $0.13 compared to the fourth quarter of 2019. The net change in margin on unearned revenue positively impacted Adjusted Diluted EPS by $0.03.
•Adjusted Operating Income increased 1.7% to $16.8 million compared to the fourth quarter of 2019. Adjusted Operating Margin decreased 60 basis points to 3.5% compared to the fourth quarter of 2019. The net change in margin on unearned revenue benefited Adjusted Operating Income by $3.5 million.
Fourth Quarter 2021 Summary compared to Fourth Quarter 2020
•Net revenue decreased 3.8% to $477.9 million compared to the fourth quarter of 2020. Net revenue was negatively impacted by 1.4% due to the timing of unearned revenue.
•The 14th week in the fourth quarter of fiscal 2020 added $32.2 million to net revenue and approximately $0.01 to diluted earnings per share for the quarter and the year. The additional week is not included in comparable store sales growth and Adjusted Comparable Store Sales Growth for the quarter or the year.
•Comparable store sales growth was 1.7% and Adjusted Comparable Store Sales Growth was 1.2%.
•The Company opened 16 new stores and ended the quarter with 1,278 stores. Overall, store count grew 6.1% from January 2, 2021 to January 1, 2022.
•Costs applicable to revenue increased 0.6% to $217.7 million compared to the fourth quarter of 2020. As a percentage of net revenue, costs applicable to revenue increased 200 basis points to 45.6% compared to the fourth quarter of 2020. This increase, as a percentage of net revenue, was primarily driven by higher growth in optometrist-related costs, lower eyeglass mix, and lower eyeglass margin.
•SG&A increased 12.5% to $224.8 million compared to the fourth quarter of 2020. As a percentage of net revenue, SG&A increased 680 basis points to 47.0% compared to the fourth quarter of 2020. This increase, as a percentage of net revenue, was driven by higher payroll expense, higher advertising investment, and corporate overhead.
•Net income decreased 82.3% to $6.2 million compared to the fourth quarter of 2020.
•Diluted earnings per share decreased 82.2% to $0.07 compared to the fourth quarter of 2020. Adjusted Diluted EPS decreased 71.3% to $0.13 compared to the fourth quarter of 2020. The net change in margin on unearned revenue negatively impacted Adjusted Diluted EPS by $0.04.
•Adjusted Operating Income decreased 73.3% to $16.8 million compared to the fourth quarter of 2020. Adjusted Operating Margin decreased 910 basis points to 3.5% compared to the fourth quarter of 2020. The net change in margin on unearned revenue negatively impacted Adjusted Operating Income by $5.5 million.
Fiscal 2021 Summary compared to Fiscal 2019
•Net revenue increased 20.6% to $2.08 billion compared to fiscal year 2019. Net revenue was positively impacted by 0.2% due to the timing of unearned revenue.
•Comparable store sales growth was 15.1% and Adjusted Comparable Store Sales Growth was 14.7%.
•Costs applicable to revenue increased 12.2% to $904.8 million compared to fiscal year 2019. As a percentage of net revenue, costs applicable to revenue decreased 330 basis points to 43.5% compared to fiscal year 2019. This decrease as a percentage of net revenue was primarily driven by higher eyeglass mix, higher eyeglass margin, and lower growth in optometrist-related costs.
•SG&A increased 21.0% to $900.8 million compared to fiscal year 2019. As a percentage of net revenue, SG&A increased 10 basis points to 43.3% compared to fiscal year 2019. This increase as a percentage of net revenue was primarily driven by increases in advertising investment and performance-based incentive compensation, offset by leverage of corporate overhead and occupancy expenses.
•Net income increased 291% to $128.2 million compared to fiscal year 2019.

•Diluted earnings per share increased 257% to $1.43 compared to fiscal year 2019. Adjusted Diluted EPS increased 97.7% to $1.48 compared to fiscal year 2019. The net change in margin on unearned revenue positively impacted Adjusted Diluted EPS by $0.02.
•Adjusted Operating Income increased 79.1% to $204.7 million compared to fiscal year 2019. Adjusted Operating Margin increased 320 basis points to 9.8% compared to fiscal year 2019. The net change in margin on unearned revenue positively impacted Adjusted Operating Income by $2.7 million.
Fiscal 2021 Summary compared to Fiscal 2020
•Net revenue increased 21.5% to $2.08 billion compared to fiscal year 2020. Net revenue was positively impacted by 0.4% due to the timing of unearned revenue.
•Comparable store sales growth was 22.4% and Adjusted Comparable Store Sales Growth was 23.0%.
•Costs applicable to revenue increased 15.0% to $904.8 million compared to fiscal year 2020. As a percentage of net revenue, costs applicable to revenue decreased 250 basis points to 43.5% compared to fiscal year 2020. This decrease as a percentage of net revenue was primarily driven by lower growth in optometrist-related costs, increased eyeglass mix and higher eyeglass margin.
•SG&A increased 24.3% to $900.8 million compared to fiscal year 2020. As a percentage of net revenue, SG&A increased 90 basis points to 43.3% compared to fiscal year 2020. This increase as a percentage of net revenue was primarily driven by increases in advertising investment and performance-based incentive compensation, partially offset by leverage of store payroll and occupancy expenses.
•Net income increased 254% to $128.2 million compared to fiscal year 2020.
•Diluted earnings per share increased 227% to $1.43 compared to fiscal year 2020. Adjusted Diluted EPS increased 62.6% to $1.48 compared to fiscal year 2020. The net change in margin on unearned revenue positively impacted Adjusted Diluted EPS by $0.05.
•Adjusted Operating Income increased 52.6% to $204.7 million compared to fiscal year 2020. Adjusted Operating Margin increased 200 basis points to 9.8% compared to fiscal year 2020. The net change in margin on unearned revenue positively impacted Adjusted Operating Income by $5.5 million.
Balance Sheet and Cash Flow Highlights
•The Company’s cash balance was $305.8 million as of January 1, 2022. The Company had no borrowings under its $300.0 million first lien revolving credit facility, exclusive of letters of credit of $6.4 million.
•Total debt was $570.1 million as of January 1, 2022, consisting of outstanding first lien term loans, convertible senior notes (“2025 Notes”) and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for 2021 increased to $258.9 million compared to $235.0 million for 2020 and $165.1 million for 2019.
•Capital expenditures for 2021 totaled $95.5 million compared to $76.8 million for 2020 and $101.3 million for 2019.
•In November 2021, the Company voluntarily prepaid $50 million in existing term loans.

Share Repurchase Program
•In November 2021, the Company's board of directors authorized an increase in the Company's repurchase program up to $100 million aggregate amount of shares of the Company's common stock. During the fourth quarter of 2021, the Company repurchased 1,425,285 shares of its common stock for a total consideration of $69.9 million under the share repurchase program.
•In February 2022, the board authorized another $100 million increase in the repurchase program, which now has $130 million remaining.

Fiscal 2022 Outlook
The Company is continuing its practice of providing selected full year guidance for 2022 and the outlook reflects current expected impacts related to COVID-19. However, the ultimate impacts of COVID-19 on the Company's financial outlook remains uncertain. The outlook shown below assumes no material deterioration to the Company's current business operations as a result of geopolitical instability or COVID-19 and its variants, government actions and regulations, but does take into account first quarter to date impacts from the Omicron variant and severe weather.
The Company is providing the following outlook for the 52 weeks ending December 31, 2022:

Fiscal 2022 Outlook
New Stores	At least 80
Adjusted Comparable Store Sales Growth	(1%) - 1.5%
Net Revenue	$2.12 - $2.17 billion
Adjusted Operating Income	$140 - $150 million
Adjusted Diluted EPS[1]	$1.03 - $1.10
Depreciation and Amortization[2]	~$103 million
Interest[3]	~$18 million
Tax Rate[4]	~26%
Capital Expenditures	$110 - $115 million

1 - Assumes approximately 95.3 million shares, including 12.9 million shares for the convertible notes under the if-converted method
2 - Includes amortization of acquisition intangibles of approximately $7.5 million, which is excluded in the definition of Adjusted Operating Income
3 - Before the impact of gains or losses related to hedge ineffectiveness and charges related to amortization of debt discounts and deferred financing costs
4 - Excluding the impact of stock option exercises

The fiscal 2022 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fiscal 2022 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2022 outlook. The Company uses these forward looking measures internally to assess and benchmark its results and strategic plans.

Conference Call Details
A conference call to discuss the fourth quarter 2021 financial results is scheduled for today, February 28, 2022, at 10:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 8984784. A live audio webcast of the conference call will be available on the “Investor” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.
A telephone replay will be available shortly after the broadcast through Monday, March 7, 2022, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 8984784. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.
About National Vision Holdings, Inc.
National Vision Holdings, Inc. is the second largest optical retail company in the United States (by sales) with more than 1,200 retail stores in 44 states plus Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2022 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, the COVID-19 pandemic and its resurgence and variants, and the impact of evolving federal, state, and local governmental actions in response thereto, including risks stemming from vaccination and testing programs and mandates; customer behavior in response to the continuing pandemic and its more recent outbreaks of variants, including the impact of such behavior on in-store traffic and sales; overall decline in the health of the economy and other factors impacting consumer spending, including inflation; our ability to keep our reopened stores open in a safe and cost-effective manner, or at all, in light of the continuing COVID-19 pandemic and its resurgence and variants; our ability to recruit and retain vision care professionals for our stores in general and in light of the pandemic; our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; our ability to maintain the performance of our Host and Legacy brands and our current operating relationships with our Host and Legacy partners; our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations; our compliance with managed vision care laws and regulations; our ability to maintain sufficient levels of cash flow from our operations to execute or sustain our growth strategy or obtain additional financing at satisfactory terms or at all; the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories, resulting in the inability to fulfill customer orders and deliver our products in a timely manner; risks associated with vendors from whom our products are sourced, including our dependence on a limited number of suppliers; our ability to compete successfully; our ability to effectively operate our information technology systems and prevent interruption or security breach; the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices; our growth strategy straining our existing resources and causing the performance of our existing stores to suffer; our ability to successfully and efficiently implement our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space, including future increases in occupancy costs; the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems; our ability to retain our existing senior management team and attract qualified new personnel; our ability to manage our inventory; seasonal fluctuations in our operating results and inventory levels; our reliance on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues; risks associated with our e-commerce and omni-channel business; product liability, product recall or personal injury issues; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; risk of losses arising from our investments in technological innovators in the optical retail industry; our ability to adequately protect our intellectual property; risks associated with environmental, social and governance issues, including climate change; our significant amount of indebtedness and our ability to generate sufficient cash flow to satisfy our debt obligations; a change in interest rates as well as changes in benchmark rates and uncertainty related to the foregoing; restrictions in our credit agreement that limits our flexibility in operating our business; potential dilution to existing stockholders upon the conversion of our convertible notes; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.

Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
In the first quarter of 2020, we introduced Adjusted Operating Income and Adjusted Operating Margin as measures of performance we will use in connection with Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS. We believe Adjusted Operating Income and Adjusted Operating Margin enhance an understanding of our performance by highlighting the results from ongoing operations and the profitability of our business. Further, consistent with our presentation of Adjusted Operating Income, beginning with the first quarter of 2020, we no longer exclude new store pre-opening expenses and non-cash rent from our presentation of Adjusted EBITDA, Adjusted SG&A, and Adjusted Diluted EPS. See our Form 8-K filed with the SEC on February 26, 2020 for more information.

EBITDA: We define EBITDA as net income, plus interest expense, income tax provision (benefit), and depreciation and amortization.
Adjusted Operating Income: We define Adjusted Operating Income as net income, plus interest expense and income tax provision (benefit), further adjusted to exclude stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, and other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted EBITDA: We define Adjusted EBITDA as net income, plus interest expense, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, and other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings per share, adjusted for the per share impact of stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, amortization of debt discounts and deferred financing costs of the term loan borrowings, amortization of the conversion feature and deferred financing costs related to the 2025 Notes when not required under U.S. GAAP to be added back for diluted earnings per share, losses (gains) on change in fair value of derivatives, other expenses, and tax benefit of stock option exercises, less the tax effect of these adjustments. We adjust for amortization of costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share according to U.S. GAAP.
Adjusted SG&A: We define Adjusted SG&A as SG&A adjusted to exclude stock compensation expense, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expense, and other expenses except for the share of losses on equity method investments.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A as a percentage of net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening;

(iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers. We did not adjust our calculation of Adjusted Comparable Store Sales Growth for the temporary closure of stores to the public in 2020 as a result of the COVID-19 pandemic.
EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of January 1, 2022 and January 2, 2021
In Thousands, Except Par Value

ASSETS	As of January 1, 2022	As of January 2, 2021
Current assets:
Cash and cash equivalents	$305,800	$373,903
Accounts receivable, net	55,697	57,989
Inventories	123,669	111,274
Prepaid expenses and other current assets	29,410	23,484
Total current assets	514,576	566,650

Property and equipment, net	346,436	341,293
Other assets:
Goodwill	777,613	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	42,020	49,511
Right of use assets	354,900	340,141
Other assets	16,999	17,743
Total non-current assets	1,778,515	1,766,848
Total assets	$2,293,091	$2,333,498
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,331	$64,861
Other payables and accrued expenses	119,323	110,309
Unearned revenue	29,895	32,657
Deferred revenue	65,325	58,899
Current maturities of long-term debt and finance lease obligations	3,999	3,598
Current operating lease obligations	60,930	58,356
Total current liabilities	343,803	328,680

Long-term debt and finance lease obligations, less current portion and debt discount	566,081	651,763
Non-current operating lease obligations	342,241	327,371
Other non-current liabilities:
Deferred revenue	23,166	20,828
Other liabilities	8,974	17,415
Deferred income taxes, net	82,846	80,939
Total other non-current liabilities	114,986	119,182
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 83,840 and 82,183 shares issued as of January 1, 2022 and January 2, 2021, respectively; 81,405 and 81,239 shares outstanding as of January 1, 2022 and January 2, 2021, respectively	838	821
Additional paid-in capital	750,478	795,697
Accumulated other comprehensive loss	(1,940)	(4,400)
Retained earnings	278,395	142,880
Treasury stock, at cost; 2,435 and 944 shares as of January 1, 2022 and January 2, 2021, respectively	(101,791)	(28,496)
Total stockholders’ equity	925,980	906,502
Total liabilities and stockholders’ equity	$2,293,091	$2,333,498

Note: Fiscal year 2021 includes 52 weeks. Fiscal year 2020 includes 53 weeks.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three Months and Fiscal Years Ended January 1, 2022, January 2, 2021 and December 28, 2019
In Thousands, Except Earnings Per Share

	Three Months Ended			Fiscal Year
	January 1, 2022 (Unaudited)	January 2, 2021 (Unaudited)	December 28, 2019 (Unaudited)	2021	2020	2019
Revenue:
Net product sales	$391,477	$412,399	$329,654	$1,718,344	$1,418,283	$1,426,136
Net sales of services and plans	86,374	84,297	72,109	361,181	293,477	298,195
Total net revenue	477,851	496,696	401,763	2,079,525	1,711,760	1,724,331
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	148,026	149,504	130,175	633,116	551,783	574,351
Services and plans	69,659	66,977	57,367	271,663	234,841	232,168
Total costs applicable to revenue	217,685	216,481	187,542	904,779	786,624	806,519
Operating expenses:
Selling, general and administrative expenses	224,756	199,750	178,044	900,798	724,985	744,488
Depreciation and amortization	24,450	22,614	23,674	97,089	91,585	87,244
Asset impairment	2,949	1,089	1,506	4,427	22,004	8,894
Other expense (income), net	62	(133)	2,636	(2,505)	(445)	3,611
Total operating expenses	252,217	223,320	205,860	999,809	838,129	844,237
Income from operations	7,949	56,895	8,361	174,937	87,007	73,575
Interest expense, net	3,351	12,759	7,397	25,612	48,327	33,300
Loss on extinguishment of debt	—	—	—	—	—	9,786
Earnings before income taxes	4,598	44,136	964	149,325	38,680	30,489
Income tax provision (benefit)	(1,621)	9,058	(2,956)	21,081	2,403	(2,309)
Net income	$6,219	$35,078	$3,920	$128,244	$36,277	$32,798

Earnings per share:
Basic	$0.08	$0.43	$0.05	$1.57	$0.45	$0.42
Diluted	$0.07	$0.42	$0.05	$1.43	$0.44	$0.40
Weighted average shares outstanding:
Basic	82,109	81,126	79,271	81,820	80,565	78,608
Diluted	83,064	95,925	81,785	96,134	82,793	81,683

Comprehensive income:
Net income	$6,219	$35,078	$3,920	$128,244	$36,277	$32,798
Unrealized gain (loss) on hedge instruments	1,209	2,073	1,489	6,158	(780)	(1,350)
Tax provision (benefit) of unrealized gain (loss) on hedge instruments	309	529	382	3,698	(194)	(346)
Comprehensive income	$7,119	$36,622	$5,027	$130,704	$35,691	$31,794

Note: Fiscal years 2021 and 2019 include 52 weeks. Fiscal year 2020 includes 53 weeks.
Three months ended January 1, 2022 and December 28, 2019 include 13 weeks. Three months ended January 2, 2021 includes 14 weeks.
Diluted EPS for the fourth quarter of 2021 and 2020 and fiscal year 2021 is calculated using the if-converted method for the 2025 Notes. We added back $9.5 million and $5.3 million of interest expense (after tax) related to the 2025 Notes for fiscal year 2021 and the fourth quarter 2020, respectively, and assumed conversion of the 2025 Notes at the beginning of each respective period. The 2025 Notes were antidilutive for the fourth quarter of 2021 and fiscal year 2020 and, therefore, excluded from the computation of the weighted average shares for diluted EPS. Fourth quarter and fiscal year 2019 diluted EPS was calculated using the treasury stock method.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Fiscal Years Ended January 1, 2022, January 2, 2021 and December 28, 2019
In Thousands

	Fiscal Year 2021	Fiscal Year 2020	Fiscal Year 2019
Cash flows from operating activities:
Net income	$128,244	$36,277	$32,798
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	97,089	91,585	87,244
Amortization of debt discount and deferred financing costs	4,321	11,895	1,289
Asset impairment	4,427	22,004	8,894
Deferred income tax expense (benefit)	16,701	(233)	(2,378)
Stock based compensation expense	14,886	10,740	12,670
Losses (gains) on change in fair value of derivatives	(3,286)	4,014	—
Inventory adjustments	2,481	4,852	4,352
Loss on extinguishment of debt	—	—	9,786
Other	94	5,092	16,078
Changes in operating assets and liabilities:
Accounts receivable, net	1,182	(13,697)	(6,925)
Inventories	(14,876)	11,430	(15,886)
Operating lease right of use assets and liabilities	(41)	1,518	(716)
Other assets	(6,456)	(8,096)	5,939
Accounts payable	(530)	24,079	(2,860)
Deferred and unearned revenue	6,002	6,982	5,829
Other liabilities	8,700	26,539	8,967
Net cash provided by operating activities	258,938	234,981	165,081
Cash flows from investing activities:
Purchase of property and equipment	(95,515)	(76,823)	(101,325)
Other	2,618	413	694
Net cash used for investing activities	(92,897)	(76,410)	(100,631)
Cash flows from financing activities:
Borrowings on long-term debt, net of discounts	—	548,769	566,550
Repayments on long-term debt	(167,375)	(369,269)	(591,925)
Proceeds from issuance of common stock	11,838	13,105	14,767
Purchase of treasury stock	(73,295)	(689)	(25,646)
Payments of debt issuance costs	(900)	(12,439)	(2,930)
Payments on finance lease obligations	(4,592)	(3,196)	(2,957)
Net cash provided by (used for) financing activities	(234,324)	176,281	(42,141)
Net change in cash, cash equivalents and restricted cash	(68,283)	334,852	22,309
Cash, cash equivalents and restricted cash, beginning of year	375,159	40,307	17,998
Cash, cash equivalents and restricted cash, end of year	$306,876	$375,159	$40,307

Supplemental cash flow information:
Cash paid for interest	24,897	30,786	33,935
Cash paid for taxes	10,428	894	684
Capital expenditures accrued at the end of the period	10,571	8,455	9,059

Note: Fiscal years 2021 and 2019 include 52 weeks. Fiscal year 2020 includes 53 weeks.

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Financial Measures
For the Three Months and Fiscal Years Ended January 1, 2022, January 2, 2021 and December 28, 2019
In Thousands, Except Earnings Per Share
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income

In thousands	Three Months Ended January 1, 2022	Three Months Ended January 2, 2021	Three Months Ended December 28, 2019	Fiscal Year 2021	Fiscal Year 2020	Fiscal Year 2019
Net income	$6,219	$35,078	$3,920	$128,244	$36,277	$32,798
Interest expense	3,351	12,759	7,397	25,612	48,327	33,300
Income tax provision (benefit)	(1,621)	9,058	(2,956)	21,081	2,403	(2,309)
Stock compensation expense (a)	1,020	2,405	1,830	14,886	10,740	12,670
Loss on extinguishment of debt (b)	—	—	—	—	—	9,786
Asset impairment (c)	2,949	1,088	1,506	4,427	22,004	8,894
Litigation settlement (d)	1,500	—	—	1,500	4,395	—
Secondary offering expenses (e)	—	—	—	—	—	401
Management realignment expenses (f)	—	—	—	—	—	2,155
Long-term incentive plan (g)	—	—	941	—	—	2,830
Amortization of acquisition intangibles (h)	1,872	1,872	1,852	7,488	7,426	7,405
Other (k)	1,474	506	1,999	1,511	2,576	6,370
Adjusted Operating Income	$16,764	$62,766	$16,489	$204,749	$134,148	$114,300

Net income margin	1.3%	7.1%	1.0%	6.2%	2.1%	1.9%
Adjusted Operating Margin	3.5%	12.6%	4.1%	9.8%	7.8%	6.6%
Note: Fiscal years 2021 and 2019 include 52 weeks. Fiscal year 2020 includes 53 weeks.
Three months ended January 1, 2022 and December 28, 2019 include 13 weeks. Three months ended January 2, 2021 includes 14 weeks.
Percentages reflect line item as a percentage of net revenue, adjusted for rounding.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

In thousands	Three Months Ended January 1, 2022	Three Months Ended January 2, 2021	Three Months Ended December 28, 2019	Fiscal Year 2021	Fiscal Year 2020	Fiscal Year 2019
Net income	$6,219	$35,078	$3,920	$128,244	$36,277	$32,798
Interest expense	3,351	12,759	7,397	25,612	48,327	33,300
Income tax provision (benefit)	(1,621)	9,058	(2,956)	21,081	2,403	(2,309)
Depreciation and amortization	24,450	22,614	23,674	97,089	91,585	87,244
EBITDA	32,399	79,509	32,035	272,026	178,592	151,033

Stock compensation expense (a)	1,020	2,405	1,830	14,886	10,740	12,670
Loss on extinguishment of debt (b)	—	—	—	—	—	9,786
Asset impairment (c)	2,949	1,088	1,506	4,427	22,004	8,894
Litigation settlement (d)	1,500	—	—	1,500	4,395	—
Secondary offering expenses (e)	—	—	—	—	—	401
Management realignment expenses (f)	—	—	—	—	—	2,155
Long-term incentive plan (g)	—	—	941	—	—	2,830
Other (k)	1,474	506	1,999	1,511	2,576	6,370
Adjusted EBITDA	$39,342	$83,508	$38,311	$294,350	$218,307	$194,139

Net income margin	1.3%	7.1%	1.0%	6.2%	2.1%	1.9%
Adjusted EBITDA Margin	8.2%	16.8%	9.5%	14.2%	12.8%	11.3%
Note: Fiscal years 2021 and 2019 include 52 weeks. Fiscal year 2020 includes 53 weeks.
Three months ended January 1, 2022 and December 28, 2019 include 13 weeks. Three months ended January 2, 2021 includes 14 weeks.
Percentages reflect line item as a percentage of net revenue, adjusted for rounding.

Reconciliation of Adjusted Diluted EPS to Diluted EPS

Shares in thousands, except per share amounts	Three Months Ended January 1, 2022	Three Months Ended January 2, 2021	Three Months Ended December 28, 2019	Fiscal Year 2021	Fiscal Year 2020	Fiscal Year 2019
Diluted EPS	$0.07	$0.42	$0.05	$1.43	$0.44	$0.40
Stock compensation expense (a)	0.01	0.03	0.02	0.15	0.13	0.16
Loss on extinguishment of debt (b)	—	—	—	—	—	0.12
Asset impairment (c)	0.04	0.01	0.02	0.05	0.27	0.11
Litigation settlement (d)	0.02	—	—	0.02	0.05	—
Secondary offering expenses (e)	—	—	—	—	—	0.00
Management realignment expenses (f)	—	—	—	—	—	0.03
Long-term incentive plan (g)	—	—	0.01	—	—	0.03
Amortization of acquisition intangibles (h)	0.02	0.02	0.02	0.08	0.09	0.09
Amortization of debt discounts and deferred financing costs (i)	0.01	0.00	0.00	0.02	0.14	0.02
Losses (gains) on change in fair value of derivatives (j)	(0.03)	(0.01)	—	(0.03)	0.05	—
Other (o)	0.02	0.01	0.02	(0.01)	0.03	0.08
Tax benefit of stock option exercises (l)	(0.01)	(0.02)	(0.03)	(0.15)	(0.10)	(0.12)
Tax effect of total adjustments (m)	(0.02)	(0.01)	(0.03)	(0.08)	(0.19)	(0.16)
Adjusted Diluted EPS	$0.13	$0.45	$0.09	$1.48	$0.91	$0.75

Weighted average diluted shares outstanding	83,064	95,925	81,785	96,134	82,793	81,683
Note: Fiscal years 2021 and 2019 include 52 weeks. Fiscal year 2020 includes 53 weeks.
Three months ended January 1, 2022 and December 28, 2019 include 13 weeks. Three months ended December 28, 2019 includes 13 weeks.
Some of the totals in the table above do not foot due to rounding differences.

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A

In thousands	Three Months Ended January 1, 2022	Three Months Ended January 2, 2021	Three Months Ended December 28, 2019	Fiscal Year 2021	Fiscal Year 2020	Fiscal Year 2019
SG&A	$224,756	$199,750	$178,044	$900,798	$724,985	$744,488
Stock compensation expense (a)	1,020	2,405	1,830	14,886	10,740	12,670
Litigation settlement (d)	1,500	—	—	1,500	4,395	—
Secondary offering expenses (e)	—	—	—	—	—	401
Management realignment expenses (f)	—	—	—	—	—	2,155
Long-term incentive plan (g)	—	—	941	—	—	2,830
Other (n)	1,476	506	1,432	3,867	2,576	4,565
Adjusted SG&A	$220,760	$196,839	$173,841	$880,545	$707,274	$721,867

SG&A Percent of Net Revenue	47.0%	40.2%	44.3%	43.3%	42.4%	43.2%
Adjusted SG&A Percent of Net Revenue	46.2%	39.6%	43.3%	42.3%	41.3%	41.9%
Note: Fiscal years 2021 and 2019 include 52 weeks. Fiscal year 2020 includes 53 weeks.
Three months ended January 1, 2022 and December 28, 2019 include 13 weeks. Three months ended December 28, 2019 includes 13 weeks.
Percentages reflect line item as a percentage of net revenue.

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects write-off of deferred financing fees related to the extinguishment of debt.
(c)Reflects write-off of primarily property, equipment and lease-related assets on closed or underperforming stores.
(d)Expenses associated with settlement of certain litigation.
(e)Expenses related to our secondary public offerings.

(f)Expenses related to a non-recurring management realignment described on Form 8-K filed with the SEC on January 10, 2019.
(g)Expenses pursuant to a long-term incentive plan for non-executive associates who were not participants in the management equity plan. This plan was effective in 2014 following the acquisition of the Company by affiliates of KKR & Co. Inc. (the “KKR Acquisition”).
(h)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting to the KKR Acquisition.
(i)Amortization of deferred financing costs and other non-cash charges related to our long-term debt, including amortization of the conversion feature related to the 2025 Notes of $10.0 million for fiscal year 2020. We adjust for amortization of deferred financing costs related to the 2025 Notes only when adjusting these costs is not required in the calculation of diluted earnings per share in accordance with the if-converted method under U.S. GAAP. Amortization of debt discount and deferred financing costs total $0.6 million, $0.3 million and $0.2 million for the three months ended January 1, 2022, January 2, 2021 and December 28, 2019, and $2.1 million, $11.9 million and $1.3 million for the fiscal years 2021, 2020 and 2019, respectively.
(j)Reflects losses (gains) recognized in interest expense on change in fair value of de-designated hedges of $(2.9) million and $(0.6) million for the three months ended January 1, 2022 and January 2, 2021, and $(3.3) million and $4.0 million for fiscal years 2021 and 2020, respectively.
(k)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA) including our share of (gains) losses on equity method investments of $0.6 million for the three months ended December 28, 2019; and $(2.4) million and $1.8 million for fiscal years 2021 and 2019, respectively, and other expenses and adjustments which are primarily related to excess payroll taxes on stock option exercises, executive severance and relocation.
(l)Tax benefit associated with accounting guidance requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.
(m)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates.
(n)Reflects other expenses in (k) above, except for our share of (gains) losses on equity method investments of $0.6 million for the three months ended December 28, 2019; and $(2.4) million and $1.8 million for fiscal year 2021 and 2019, respectively.
(o)Reflects other expenses in (k) above, including the impact of stranded tax effect of $(2.1) million for fiscal year 2021 associated with our interest rate swaps that matured in 2021, and immaterial debt issuance costs for the three months ended January 2, 2021 and $0.1 million and $0.2 million for fiscal years 2021 and 2020, respectively.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth

	Comparable store sales growth (a)
	Fourth Quarter		Year to Date
	2021 vs. 2019	2021 vs. 2020	2021 vs. 2019	2021 vs. 2020	2022 Outlook
Owned & Host segment
America’s Best	12.6%	1.1%	16.0%	23.5%
Eyeglass World	21.0%	2.3%	21.8%	25.2%
Military	(3.2)%	(3.8)%	(2.5)%	15.8%
Fred Meyer	(17.2)%	(6.6)%	(11.5)%	13.4%
Legacy segment	1.0%	2.1%	4.4%	19.3%

Total comparable store sales growth	13.8%	1.7%	15.1%	22.4%	(1.5%) - 1%
Adjusted Comparable Store Sales Growth (b)	11.5%	1.2%	14.7%	23.0%	(1%) - 1.5%

Note: Fiscal years 2021 and 2019 include 52 weeks. Fiscal year 2020 includes 53 weeks.
Three months ended January 1, 2022 and December 28, 2019 include 13 weeks. Three months ended January 2, 2021 includes 14 weeks.
(a)Total comparable store sales is calculated based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month, and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 14. “Segment Reporting” in our consolidated financial statements, with the exception of the Legacy segment, which is adjusted as noted in (b) (ii) below.

(b)There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 1.9% for fourth quarter 2021 vs. 2019, a decrease of 0.6% for fourth quarter 2021 vs. 2020, a decrease of 0.3% for fiscal 2021 vs. 2019, and an increase of 0.7% for fiscal 2021 vs. 2020; and (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the Legacy partner), resulting in the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 0.4% for fourth quarter 2021 vs. 2019, an increase of 0.1% for fourth quarter 2021 vs. 2020, a decrease of 0.1% for fiscal 2021 vs. 2019, and a decrease of 0.1% for fiscal 2021 vs. 2020; (iii) with respect to the Company’s 2022 Outlook, Adjusted Comparable Store Sales Growth includes an estimated 0.5% benefit for the effect of deferred and unearned income as if such revenues were earned at the point of sale and retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement).

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Racheal Peters, Manager of External Communications
(470) 448-2303
media@nationalvision.com